Exhibit 99.1

Northern Tier Energy Provides Saint Paul Park Refinery Operational Update and Third Quarter Earnings Webcast Details

RIDGEFIELD, Conn., October 21, 2013 /PRNewswire/ — Northern Tier Energy LP (NYSE:NTI) (“Northern Tier Energy” or the “Company”) today provided an operational update on its Saint Paul Park refinery and provided details relating to its planned third quarter earnings announcement.

Saint Paul Park Refinery Operational Update

All repairs related to the previously announced fire in late September have been completed and both crude towers are fully functional at this time. The cost of the repairs amounted to less than $3 million. Since October 14, the Company’s Saint Paul Park Refinery has been operating at a crude oil charge of between 85,000 – 90,000 barrels per day (“bpd”), which is consistent with throughput constraints related to the planned Fluid Catalytic Cracker (“FCC”) turnaround currently being performed. Northern Tier Energy expects to complete the FCC turnaround by the end of October, at which point the Company is expected to resume full operations. The Company will provide further detail and fourth quarter throughput guidance on its third quarter earnings call, which will be held on November 12, 2013. Third quarter throughput amounted to approximately 81,000 bpd.

Third Quarter 2013 Earnings Webcast Details

Northern Tier Energy will report its financial results and provide quarterly distribution details to common unit holders for the third quarter of 2013 on November 11, 2013, following the market’s close. The Company will also host a conference call to discuss its third quarter 2013 results on Tuesday, November 12, 2013 at 11:00 am Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-237-9752 or 617-847-8706 and the passcode 31834776. An audio webcast of the call will be available at www.ntenergy.com within the Investor portion of the site under the Calendar of Events section. This audio webcast will be available on the website for fourteen days after the conference call. A replay will also be available by teleconference for seven days from the conference call. The replay teleconference will be available by dialing 888-286-8010 or 617-801-6888 and the passcode 98333364.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates an 89,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 163 convenience stores and supports 73 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Contact:

Northern Tier Energy LP

Alpha IR Group

203-244-6544

nti@alpha-ir.com